Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports
Fourth-Quarter and Full-Year 2010 Earnings
Short-term production shortfalls pressure profits; cash flow remains robust

OVERLAND PARK, Kan. (February 8, 2011) – Compass Minerals (NYSE: CMP) reports the following results of its fourth-quarter and full-year 2010 operations:

•
Fourth-quarter sales were up 14 percent to $356.3 million compared to $312.2 million in the 2009 period, led by significant gains in specialty fertilizer sales volumes and modestly improved highway deicing sales volumes and prices.

•
Net earnings were $61.1 million, or $1.83 per diluted share, for the fourth quarter of 2010, compared to $62.5 million, or $1.88 per diluted share, in the 2009 quarter.  Excluding special items, fourth-quarter 2010 net earnings were $56.8 million, or $1.70 per diluted share.

•	Fourth-quarter operating earnings declined to $82.7 million from $96.1 million in the 2009 quarter, primarily reflecting the effects of lower salt production on per-unit costs.

•	Compass Minerals’ full-year sales were $1,068.9 million, an 11 percent increase from $963.1 million in 2009.

•
Full-year net earnings were $150.6 million, or $4.51 per diluted share, compared to $163.9 million, or $4.92 per diluted share, in 2009.  Excluding special items from both years, 2010 net earnings were $146.3 million, or $4.38 per diluted share, and 2009 net earnings were $166.9 million, or $5.01 per diluted share.

•	Cash flow from operations more than doubled to $241.2 million in 2010 from $118.9 million in 2009.

•	In January 2011, Compass Minerals acquired Big Quill Resources Inc., Canada's leading producer of sulfate of potash for $56.3 million in cash, subject to customary post-closing adjustments.

Compass Minerals

“Salt segment sales improved year over year, though our salt segment performance was pressured by the on-going effects of lower production volumes on per-unit production costs.  At the same time, our specialty fertilizer segment sales increased significantly over the prior year, with sulfate of potash sales volumes rebounding to levels we haven’t seen in more than two years,” said Angelo Brisimitzakis, president and CEO of Compass Minerals.  “Despite the production challenges we faced in 2010, the resiliency provided by our essential products and advantaged assets enabled us to remain solidly profitable and to generate robust cash flow. In addition, our focus on our strategic capacity expansion initiatives should place us in a strong position to meet future demand for deicing salt and specialty potash fertilizers.”

Financial Results (in millions except per-share data)
	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Sales	$356.3	$312.2	$1,068.9	$963.1
Sales less shipping and handling (product sales)	265.4	232.4	800.3	713.8
Operating earnings	82.7	96.1	226.5	270.2
Operating margin	23%	31%	21%	28%
Net earnings	61.1	62.5	150.6	163.9
Net earnings, excluding special items*	56.8	62.5	146.3	166.9
Diluted earnings per share	1.83	1.88	4.51	4.92
Diluted earnings per share, excluding special items*	1.70	1.88	4.38	5.01
EBITDA*	92.9	107.1	269.9	306.6
Adjusted EBITDA*	98.4	108.1	278.5	313.9
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Winter weather was approximately normal across the company’s highway deicing service area in the fourth quarter in contrast to the prior-year period when winter weather was milder than average.  Demand for highway deicing salt increased 5 percent, primarily due to year-over-year differences in winter weather.

Demand for consumer and professional deicing products declined due to customers’ carryover inventory following last season’s mild weather.  This volume decline was fully offset by gains in bulk salt applications, which have lower average selling prices.

Salt operating earnings declined by 18 percent in the three-month period, reflecting higher per-unit costs due to significantly reduced rock salt production and the continuing effect of increased costs for sourced potassium chloride used to produce certain water conditioning products.  Typically, increases and decreases in rock salt production have little impact on per-unit costs because the cost of rock salt mining is largely variable.  However, during 2010, both of Compass Minerals’

Compass Minerals

North American mines had unusual production declines.  The production declines included planned reductions in the first part of the year to adjust North American deicing inventories following the mild 2009-2010 winter; a ten-week strike at the Cote Blanche, La., mine in the second quarter; a two-month interruption at the company’s rock salt mine in Goderich, Ontario, in the third quarter due to a delay in the installation of expansion-related equipment; and unplanned repair and maintenance activities late in the year at both North American rock-salt mines.  These production declines will affect the company’s per-unit cost of sales for the entire 2010-2011 winter season but are not expected to continue after the current winter.

Salt Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Sales	$296.9	$283.1	$870.3	$825.8
Sales less shipping and handling (product sales)	$213.5	$206.1	$626.1	$586.2
Operating earnings	$76.3	$92.5	$206.0	$232.4
Operating margin	26%	33%	24%	28%
Sales volumes (in thousands of tons):
Highway deicing	3,285	3,127	10,008	9,608
Consumer and industrial	732	732	2,357	2,463
Total salt	4,017	3,859	12,365	12,071
Average sales price (per ton):
Highway deicing	$55.36	$51.38	$51.51	$46.64
Consumer and industrial	$157.04	$167.23	$150.52	$153.33
Total salt	$73.90	$73.36	$70.38	$68.41

Average selling prices for highway deicing salt improved 8 percent for the quarter and 10 percent on a full-year basis.  Product mix shifts drove consumer and industrial average selling prices down, though same-customer prices were essentially flat year over year.

Winter Weather Effect

Fourth-quarter winter weather in Compass Minerals’ key service area varied from above normal in the U.K. to below normal in parts of the company’s core North American Great Lakes service region.  Compass Minerals estimates that variations from normal winter weather did not have a material effect on the company’s overall fourth-quarter salt segment results.

Compass Minerals

Estimate of Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Twelve months ended December 31,
Favorable (unfavorable) to normal weather:	2010	2009	2010	2009
Sales	Normal	($26) to ($30)	($40) to ($45)	($30) to ($40)
Operating earnings	Normal	($13) to ($16)	($15) to ($20)	($14) to ($18)

Although fourth-quarter weather was normal, the company estimates that the mild first quarter of 2010 suppressed the company’s full-year sales by approximately $40 million to $45 million and lowered its operating earnings by $15 million to $20 million.

SPECIALTY FERTILIZER SEGMENT

Sulfate of potash (SOP) specialty fertilizer sales more than doubled in the fourth quarter to $56.6 million from $26.3 million in the 2009 quarter as demand rebounded to 107,000 tons from 41,000 tons in the 2009 period. The greatest growth came from North American customers, which helped improve the fourth-quarter average selling price to $530 per ton compared to the third-quarter 2010 average selling price of $506 per ton.  In addition, the company launched three price increases in November and December totaling $80 per ton.   The average selling price in the fourth quarter of 2009 was $640 per ton.

Operating earnings improved 42 percent over the prior-year quarter as the benefit of the increased sales volume was partially offset by lower average selling prices and increased per-unit costs caused by delays in new equipment installation associated with the Phase I expansion of the company’s SOP plant.  The delays reduced production of pond-based sulfate of potash during the last half of 2010.

Specialty Fertilizer Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Sales	$56.6	$26.3	$187.5	$126.8
Sales less shipping and handling (product sales)	$49.1	$23.5	$163.1	$117.1
Operating earnings	$17.9	$12.6	$61.4	$76.0
Operating margin	32%	48%	33%	60%
Sales volume (in thousands of tons)	107	41	362	153
Average sales price (per ton)	$530	$640	$518	$828

Compass Minerals

For the full year, specialty fertilizer segment sales improved 48 percent as sales volumes more than doubled and approached historical norms at 362,000 tons.  Sulfate of potash prices stabilized at an attractive level in the low $500 per-ton range during the year.

Compass Minerals’ acquisition of Canadian producer Big Quill Resources in January 2011 will add approximately 40,000 tons of annual sulfate of potash production capacity, including additional capability to produce packaged sulfate of potash products with higher average selling prices and higher per-unit production costs.  In total, Big Quill’s 2010 operating earnings per ton were similar to those of Compass Minerals’ specialty fertilizer segment in 2010.  The acquisition is expected to be accretive and to provide a modest improvement to the company’s earnings.

OTHER FINANCIAL HIGHLIGHTS

In the 2010 quarter, other expense includes $2.5 million of one-time costs related to replacing the company’s revolving credit facility and extending the maturity on a portion of its term loans.  The company’s fourth-quarter income tax expense declined to $9.9 million from $26.9 million in the 2009 quarter reflecting the effects of lower operating earnings and a one-time $5.9 million benefit related to resolving tax uncertainties during the quarter.

Cash flow from operations more than doubled to $241.2 million in 2010 from $118.9 million in 2009, largely due to increases in sulfate of potash and salt demand in the current year contrasted with the company's planned buildup of SOP and salt inventories in the 2009 period.

Outlook

“For the first quarter 2011, we expect the average selling prices of our salt products to be approximately even with the first quarter of 2010.  As with our fourth-quarter 2010 results, first-quarter 2011 salt margins will be somewhat reduced by the carryover effects of 2010 production shortfalls.  Despite this first-quarter challenge, we expect to see improving salt segment margins through the remainder of the year as a return to more-normal production levels will help dissipate the short-term cost headwind,” said Dr. Brisimitzakis.  “In addition, we are encouraged by the number of snowfall events so far in the first quarter of 2011, though it is important to remember that we do not have a significant presence in East Coast markets where winter weather has been particularly severe this season.  Essentially all of our inventories will be used to serve our existing contracts, and we currently expect the North American markets we serve to carry less deicing inventory out of the 2010-2011 season than they carried out of the prior winter season.

“We currently expect specialty fertilizer pricing to improve and remain attractive throughout 2011, and we expect demand to be close to pre-recession levels.  Our recent acquisition of Big Quill Resources should help broaden and strengthen our specialty fertilizer segment and provide a modest boost to the company’s sales and earnings.  Specialty fertilizer operating earnings should continue to improve, though operating margins will be pressured through the first quarter of 2011 as a result of the per-unit cost increases from carryover inventory caused by 2010 delays of the Phase I expansion of our Ogden, Utah, facility.

Compass Minerals

“Over the long term, both of our operating segments should be further advantaged by our strategic expansion projects at the Goderich mine and the Great Salt Lake.”

Conference Call

Compass Minerals will discuss its results on a conference call tomorrow, Wednesday, February 9, at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 39563748.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 39563748.  Outside of the U.S. and Canada, callers may dial (706) 645-9291.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company's performance. While the consolidated financial statements, taken as a whole, provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations.  The

Compass Minerals

company uses these measures because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate expected returns on potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated.  Furthermore, adjusted EBITDA excludes other cash and non-cash items of other (income) expense.  The company’s borrowings are a significant component of its capital structure, and interest expense is a continuing cost of debt.  The company is also required to pay income taxes, a required and on-going consequence of our operations.   The company has a significant investment in capital assets, and depreciation and amortization reflect the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs to replace the company’s revolving credit facility and extend the maturity on a portion of its term loan in 2010, an income tax benefit related to resolving tax uncertainties in 2010 and costs to redeem senior subordinated discount notes and refinancing costs in 2009.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Net earnings	$61.1	$62.5	$150.6	$163.9
Income tax expense	9.9	26.9	44.6	73.2
Interest expense	6.2	5.7	22.7	25.8
Depreciation, depletion and amortization	15.7	12.0	52.0	43.7
EBITDA	$92.9	$107.1	$269.9	$306.6
Adjustments to EBITDA:
Other expense(1)	5.5	1.0	8.6	7.3
Adjusted EBITDA	$98.4	$108.1	$278.5	$313.9

(1)
Primarily includes interest income and foreign exchange gains and losses. In addition, we recorded pretax costs of $2.5 million in the fourth quarter of 2010 related to refinancing our credit agreement.  The refinancing extended the maturity on approximately $234 million of the company’s term loans and    replaced its revolving credit facility. The twelve-month period ended December 31, 2009, includes pre-tax costs of $5.0 million to redeem $90 million of our 12% senior subordinated discount notes.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Net earnings	$61.1	$62.5	$150.6	$163.9
Costs to redeem and refinance debt, net of tax(1)	1.6	–	1.6	3.0
Release of tax reserves(2)	(5.9)	–	(5.9)	–
Net earnings, excluding special items	$56.8	$62.5	$146.3	$166.9

(1)
In October of 2010, we recorded pretax costs of $2.5 million related to refinancing our credit agreement.  The refinancing extended the maturity on approximately $234 million of the company’s term loans and replaced its revolving credit facility. The twelve-month period ended December 31, 2009, includes pre-tax costs of $5.0 million to redeem $90 million of our 12% senior subordinated discount notes.

(2)	In the fourth quarter of 2010, we recorded a reduction to income tax expense of $5.9 million resulting from a negotiated agreement with taxing authorities to resolve uncertain tax positions.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sales	$356.3	$312.2	$1,068.9	$963.1
Shipping and handling cost	90.9	79.8	268.6	249.3
Product cost	158.4	115.2	485.4	359.7
Gross profit	107.0	117.2	314.9	354.1

Selling, general and administrative expenses	24.3	21.1	88.4	83.9
Operating earnings	82.7	96.1	226.5	270.2

Other expense:
Interest expense	6.2	5.7	22.7	25.8
Other, net	5.5	1.0	8.6	7.3
Earnings before income taxes	71.0	89.4	195.2	237.1
Income tax expense	9.9	26.9	44.6	73.2
Net earnings	$61.1	$62.5	$150.6	$163.9

Basic net earnings per common share	$1.83	$1.88	$4.52	$4.93
Diluted net earnings per common share	$1.83	$1.88	$4.51	$4.92
Cash dividends per share	$0.39	$0.355	$1.56	$1.42

Weighted-average common shares outstanding (in thousands): (1)
Basic	32,806	32,623	32,747	32,574
Diluted	32,829	32,633	32,763	32,596

(1)
The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends.  As a result, the above basic and diluted weighted shares outstanding do not include 570,000 and 614,000 participating securities in the three-month and twelve-month periods ending December 31, 2010, respectively, and 691,000 and 704,000 participating securities in the three-month and twelve-month periods ending December 31, 2009, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$91.1	$13.5
Receivables, net	197.2	167.5
Inventories	205.0	273.2
Other current assets	28.1	29.2
Property, plant and equipment, net	533.8	463.8
Intangible and other noncurrent assets	59.1	56.6
Total assets	$1,114.3	$1,003.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$182.6	$184.6
Long-term debt, net of current portion	482.5	486.6
Deferred income taxes and other noncurrent liabilities	101.4	109.5
Total stockholders' equity	347.8	223.1
Total liabilities and stockholders' equity	$1,114.3	$1,003.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2010	2009
Net cash provided by operating activities	$241.2	$118.9

Cash flows from investing activities:
Capital expenditures	(112.1)	(94.1)
Acquisition of a business	–	(3.6)
Other, net	(1.3)	(1.2)
Net cash used in investing activities	(113.4)	(98.9)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	–	97.5
Principal payments on long-term debt	(4.1)	(93.9)
Revolver activity	–	(8.6)
Fees and premiums paid to redeem and refinance debt	(2.4)	(4.1)
Dividends paid	(52.0)	(47.2)
Proceeds received from stock option exercises	3.2	3.3
Excess tax benefits from equity compensation awards	2.8	3.2
Deferred financing costs	(2.6)	(2.4)
Other, net	–	(1.1)

Net cash used in financing activities	(55.1)	(53.3)
Effect of exchange rate changes on cash and cash equivalents	4.9	12.2
Net change in cash and cash equivalents	77.6	(21.1)
Cash and cash equivalents, beginning of the year	13.5	34.6

Cash and cash equivalents, end of period	$91.1	$13.5

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended December 31, 2010	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$296.9	$56.6	$2.8	$356.3
Intersegment sales	0.2	2.0	(2.2)	–
Shipping and handling cost	83.4	7.5	–	90.9
Operating earnings (loss)	76.3	17.9	(11.5)	82.7
Depreciation, depletion and amortization	10.3	4.2	1.2	15.7
Total assets	789.7	260.6	64.0	1,114.3

		Specialty	Corporate
Three Months Ended December 31, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$283.1	$26.3	$2.8	$312.2
Intersegment sales	0.3	6.6	(6.9)	–
Shipping and handling cost	77.0	2.8	–	79.8
Operating earnings (loss)	92.5	12.6	(9.0)	96.1
Depreciation, depletion and amortization	7.6	2.6	1.8	12.0
Total assets	705.8	233.7	64.3	1,003.8

		Specialty	Corporate
Twelve Months Ended December 31, 2010	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$870.3	$187.5	$11.1	$1,068.9
Intersegment sales	0.7	4.8	(5.5)	–
Shipping and handling cost	244.2	24.4	–	268.6
Operating earnings (loss)	206.0	61.4	(40.9)	226.5
Depreciation, depletion and amortization	35.2	12.3	4.5	52.0

		Specialty	Corporate
Twelve Months Ended December 31, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$825.8	$126.8	$10.5	$963.1
Intersegment sales	0.7	13.9	(14.6)	–
Shipping and handling cost	239.6	9.7	–	249.3
Operating earnings (loss)	232.4	76.0	(38.2)	270.2
Depreciation, depletion and amortization	29.5	9.2	5.0	43.7

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.